EXHIBIT 11
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                        TEXACO INC. AND SUBSIDIARY COMPANIES
                  COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                 FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993
                   (Millions of dollars, except per share amounts)

                                                             (Unaudited)
                                                         --------------------
                                                         For the three months
                                                            ended March 31,
                                                         --------------------
Primary Net Income Per Common Share                       1994         1993 (a)
- -----------------------------------                       ----         ----
   Net income from continuing operations               $   202       $   281

   Net loss from discontinued operations                     -            (3)
                                                       -------       -------
   Net income                                              202           278
      Less: Preferred stock dividend requirements           24            27
                                                       -------       -------
   Primary net income available for common stock       $   178       $   251
                                                       =======       =======
   Average number of primary common shares
      outstanding (thousands)                          259,185       258,797
                                                       =======       =======
   Primary net income per common share                 $   .69       $   .97
                                                       =======       =======


Fully Diluted Net Income Per Common Share
- -----------------------------------------

   Net income                                          $   202       $   278

   Preferred stock dividend requirements of non-dilutive
      issues and adjustments to net income associated
      with dilutive securities                              24            17
                                                       -------       -------
   Fully diluted net income                            $   178       $   261
                                                       =======       =======
   Average number of primary common shares
      outstanding (thousands)                          259,185       258,797

   Additional shares outstanding assuming full
      conversion of dilutive convertible securities
      into common stock, (thousands):
         Convertible debentures                            148           148
         Series B ESOP Convertible
            Preferred Stock                                  -        10,546
         Other                                               4           116
                                                       -------       -------
   Average number of fully diluted common
      shares outstanding (thousands)                   259,407       269,607
                                                       =======       =======
   Fully diluted net income per common share           $   .69       $   .97
                                                       =======       =======

(a) Results for 1993 have been reclassified to separately identify discontinued operations.
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